Exhibit 99.1
For further information contact:
EMISPHERE TECHNOLOGIES, INC.
Bob Madison
Corporate Communications
914-593-8360
EMISPHERE TECHNOLOGIES, INC. ANNOUNCES PRICING OF REGISTERED DIRECT OFFERING
TARRYTOWN, NY, August 17, 2007 — Emisphere Technologies, Inc. (Nasdaq EMIS) announced today that it has entered into agreements to sell 2.0 million shares of common stock and warrants to purchase 0.4 million shares of common stock, at a purchase price of $3.785 per unit. The five-year warrants will be exercisable at any time after the six month anniversary of issuance at an exercise price of $3.948 per share.
The securities in this transaction were offered by Emisphere pursuant to an effective shelf registration statement and a registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.
ThinkEquity Partners LLC acted as sole placement agent, and WBB Securities LLC acted as financial consultant. Proceeds from the offering will be used by Emisphere for general corporate purposes, including further development of its lead clinical programs. The transaction is expected to close on or about August 22, 2007, subject to the satisfaction of customary closing conditions.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.
The offer is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, a final prospectus can be obtained from Emisphere Technologies, Inc., 765 Old Saw Mill River Road, Tarrytown, New York 10591; telephone, (914) 785-4717 or from the U.S. Securities and Exchange Commission at www.sec.gov.

About Emisphere Technologies, Inc.
Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® technology. These molecules and compounds could be currently available or are in pre-clinical or clinical development. Such molecules or compounds usually cannot be delivered by the oral route of administration or the benefits of these compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. The eligen® technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The Web site is: www.emisphere.com.